Execution Version

TOLL MANUFACTURING CONVERSION AGREEMENT

This TOLL MANUFACTURING CONVERSION AGREEMENT (the "Agreement"), effective as of May 27, 2011 (the "Effective Date") is by and between JUBILANT CADISTA PHARMACEUTICALS INC., a Delaware corporation, having offices at 207 Kiley Place, Salisbury, Maryland 21801 ("Cadista") and JUBILANT LIFE SCIENCES LTD., a company organized under the laws of India, having offices at Plot 1-A Institutional Area, Sector 16/A, Noida 201 301, Utter Pradesh, India  ("Jubilant").

WITNESSETH

WHEREAS, subject to the terms and conditions set forth in this Agreement, Jubilant wishes to have Cadista manufacture for Jubilant the Products (as such term is defined below) and Cadista is agreeable to manufacturing and supplying the Products as provided herein;

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and obligations set forth herein, Cadista and Jubilant hereby agree as follows:

1.           DEFINITIONS.  For purposes hereof the following terms shall have the meanings set forth:

"Affiliate(s)" means any firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity that now or in the future, directly or indirectly, controls, is controlled by or is under common control with a party.  For purposes of the foregoing, "control" shall mean, with respect to:  (a) a corporation, the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting power to elect the directors thereof; and (b) any other entity, managerial control by virtue of a written agreement.  For purposes of this Agreement, Jubilant and Cadista shall be deemed not to be Affiliates, Cadista’s subsidiaries, if any, shall be deemed not to be Affiliates of Jubilant  and Jubilant’s Affiliates shall be deemed not to be Affiliates of Cadista.

"API” means active pharmaceutical ingredient.

“Bankruptcy Code” is defined in Section 7.2(g).

“Business Purpose” is defined in Section 8.1.

"cGMP" or “Good Manufacturing Practice” means the FDA's then-current Good Manufacturing Practices applicable to the manufacture of pharmaceutical products for human use in the United States, the FDA's guidance documents, and all successor regulations.

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

"Certificate of Analysis" shall mean a document identified as such and provided by Cadista to Jubilant that sets forth the analytical test results, in accordance with the FDA, for a specified lot of Product shipped to Jubilant or its designee hereunder.

"Confidential Information" has the meaning set forth in Section 8.2.

"DEA" means the United States Drug Enforcement Administration.

“Disclosing Party” is defined in Section 8.1.

"Effective Date" is defined in the first paragraph of this Agreement.

“Facility” is defined in Section 2.4.

"FDA" means the United States Food and Drug Administration, or any predecessor or successor agency or division within the Food and Drug Administration of the United States of America.

"FD&C Act" means the Food, Drug and Cosmetic Act and the rules and regulations of the FDA promulgated hereunder.

“Forecast” has the meaning set forth in Section 2.3(a).

“Governmental Authority” shall mean any court, administrative agency or commission or other governmental agency, body or instrumentality, domestic (whether federal, state or local) or foreign.

"Indemnified Party" means, collectively, the party entitled to receive indemnification as provided in this Agreement and such party's Affiliates, distributors, directors, officers, shareholders, employees, representatives, agents, sublicensees, successors and assigns.

"Indemnifying Party" means the party required to provide indemnification as provided in this Agreement.

"Label", "Labeled" or "Labeling" means all labels and other written, printed or graphic matter upon (i) the Products or any container or wrapper utilized with the Products or (ii) any written material accompanying the Products, including without limitation, package inserts.

"Liabilities" has the meaning set forth in Section 4.2 hereof.

"Manufacturing Costs of Cadista" shall mean the sum of the costs of labor (including allocable employee benefits and employment taxes), Materials that are not supplied free of charge by Jubilant, energy, utilities and other charges (including packaging and labeling) incurred for the manufacture of the Product (including costs for quality control), and normal production overhead (i.e., indirect labor, maintenance, facilities and utilities and other reasonable allocable overhead of the manufacturing factory), all as recorded in Cadista’s accounting records and determined in accordance with the generally accepted accounting principles of the United States, consistently applied throughout the specified period.

"Manufacturing Process" shall mean any and all operations required or necessary in the manufacture, handling, testing, filling, processing, packaging, labeling and storage of the Products.

"Materials" means (i) all raw materials, chemical intermediates, components, active ingredients (including API) and other ingredients required in the Manufacturing Process for the Products, and (ii) Product Packaging Materials, or any materials described in the package configuration or bill of materials.

“New Price” is defined in Section 2.2(d).

“New Price Documentation” is defined in Section 2.2(d).

"Packaging Specifications" means packaging specifications in effect on the Effective Date, or as subsequently amended in accordance with this Agreement, for each Product sold under the Product name.

"Person" means an individual, corporation, partnership or other entity.

“PO” has the meaning set forth in Section 2.3(b).

"Price" means the price to be paid by Jubilant to Cadista for the Products as set forth on Exhibit A hereto, as the same may be amended by the parties from time to time as provided herein.

“Proceeding” means any action, suit, demand or claim, and any legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

"Products" or "Product" means, collectively, the products (including private labeled Products) in such dosage and strength as set forth in Exhibit A, manufactured in accordance with the Product Specifications.

"Products ANDA" means the ANDA relating to the Products owned and controlled by Jubilant.

“Product Packaging Materials” shall mean all packaging materials used in the Manufacturing Process for, and shipment of, Product as in effect on the Effective Date, including primary and secondary containers, closures, tertiary packaging materials, including product labeling, all as revised from time to time in accordance with the terms and conditions of this Agreement.

"Product Specifications" means the Product Specifications set forth in Exhibit B hereto.

“Proposed Revised Price” is defined in Section 2.1.

“Receiving Party” is defined in Section 8.1.

“Regulatory Approval” means the license or marketing approval necessary as a prerequisite for marketing a Product in the Territory.

"Term" means the term of this Agreement as provided in Section 7.1.

"Territory" means the United States of America (including all of its states, Puerto Rico, the District of Columbia, and all territories and possessions).

“Third Party” means any entity other than Cadista or Jubilant or an Affiliate of Cadista or Jubilant.

“Work in Progress” shall mean any Materials, which have been partially converted into, but are not yet, a Product.

2.             MANUFACTURE AND SUPPLY.

2.1           Supply Obligations. (a) Cadista shall manufacture, package and testfor Jubilant on a made to order basis the Products, in accordance with the Product Specifications and the terms hereof.  Cadista will be paid toll manufacturing charges for manufacturing  the Products at the prices listed on the attached Exhibit A during the Term.  The prices listed in Exhibit A will be reviewed by the Parties on an annual basis not later than thirty (30) days prior to the expiry of each calendar year during the Term.  The Parties shall negotiate adjustments to the prices for the Products in good faith and attempt to reach Agreement on the adjusted prices for the immediately following calendar year.  Without limiting the foregoing, in the event that the Manufacturing Costs of Cadista increase, Cadista shall send notice (the “Cadista Notice”) to Jubilant, documenting in detail the increased Manufacturing Cost of Cadista and proposing revised prices (“Proposed Revised Prices”) for Product, which Proposed Revised Prices shall not reflect an increase on a per unit basis of more than the actual dollar per unit increase in Manufacturing Costs of Cadista not already reflected in the pricing.  The Parties agree to negotiate in good faith any reasonable adjustment to such prices (up to the Proposed Revised Price) for the affected Products. In the event that after negotiating in good faith, in connection with the annual price adjustment described above or in connection with a  Cadista Notice containing a Proposed Revised Price, the parties are unable to reach agreement on the adjusted price (i) prior to the commencement of the next calendar year, in the case of annual price adjustments, on (ii) within thirty (30) days of Jubilant’s receipt of Cadista Notice, in the case of Cadista’s provision of a Proposed Revised Price, either party may terminate this Agreement with respect to such Product in accordance with Section 7.2(d) below.  Cadista may not send the Cadista Notice prior to the one year anniversary of this Agreement.  Products may be added to this Agreement by amending Exhibits A and B by mutual written agreement of the parties, in the form of Exhibit C, or otherwise.

If notice of termination is not sent by Jubilant within forty-five (45) days after receipt of the Cadista Notice, the Proposed Revised Price (or if there was a negotiation, the last price proposed by Cadista (which must be not greater than the Proposed Revised Price)) shall become binding and effective on purchase orders placed forty-five (45) calendar days after Jubilant’s receipt of the Cadista Notice documenting the increase in the Manufacturing Costs of Cadista.

(b) Except as provided in Sections 2.3(h),  3.2 and 3.3, Jubilant shall supply all Materials necessary for the manufacture of Products free of charge to Cadista.  To the extent the parties agree that Cadista shall procure certain Material then Cadista’s out-of-pocket costs for such Material (including, without limitation, all shipping, insurance, tariffs, customs) and its procurement will be added to the purchase price for the affected Product.

2.2.           Product Labeling.

(a) Packaging Standards.  Cadista represents and warrants that the Products will be packaged in accordance with the Packaging Specifications provided by Jubilant. Jubilant represents and warrants that the Packaging Specifications it provides to Cadista (including without limitation artwork, names, logos and trademarks of Jubilant and/or its Affiliates) comply with applicable laws, rules and regulations promulgated by any Governmental Authority having jurisdiction over the manufacture and distribution of the Products and to the best of its information and knowledge do not infringe or violate any intellectual property or proprietary rights of any third party.  Jubilant acknowledges that it has reviewed and approved all Product Packaging Materials.

(b) Future Required Revisions.  Subject to the provisions of Section 2.2(d), all costs and expenses incurred as a result of revisions to the Packaging Specifications required by any applicable Governmental Authority from and after the Effective Date shall be borne by Jubilant, including but not limited to Materials costs, and costs of any Materials or Work in Progress rendered redundant, obsolete or unusable as a result of such revisions. Subject to the provisions of Section 2.2(d), all costs and expenses incurred as a result of revisions to Product Specifications or Manufacturing Process required by any applicable Governmental Authority from and after the Effective Date shall be borne by Jubilant, including but not limited to capital expenditures, Materials costs and costs of any Materials or Work in Process rendered redundant, obsolete or unusable as a result of such revisions. Subject to the provisions of the preceding sentence, all printed Product Packaging Materials so rendered redundant, obsolete or unusable as a result of such revisions, shall be owned by Cadista and must be destroyed on instruction from Jubilant at Jubilant’s expense.

(c) Jubilant Requested Specification Revisions.  Cadista shall make such revisions to the Packaging Specifications as are reasonably requested in writing by Jubilant (excluding any revisions described in Section 2.2(b)) with leadtime acceptable to Cadista.  Cadista may, at its option, make such revisions to the Product Specifications as are reasonably requested in writing by Jubilant (excluding any revisions described in Section 2.2(b)) with leadtime acceptable to Cadista.  In connection with any revision described in this Section 2.2(c), Jubilant shall, at its sole cost and expense, and in accordance with Section 2.2(d), provide to Cadista, in a digital format acceptable to Cadista, artwork for changes in Product Specifications or Packaging Specifications, relating to graphics.  For any such revision, Jubilant shall bear all costs and expenses incurred as a result of any revision described in this Section 2.2(c), including but not limited to Materials costs and costs of any Materials or Work in Progress rendered redundant, obsolete or unusable as a result of such revision.

(d) Price Revisions for Changes.  Prior to the implementation of any changes to Product Specifications, Packaging Specifications, Manufacturing Processes, or Product Packaging Materials as described in Sections 2.2(b) and 2.2(c), Cadista will provide a detailed description of Cadista’s incremental costs to be incurred by Cadista with respect to such change (“New Price Documentation”).  The parties agree to negotiate in good faith to reach agreement in writing on the new price (the “New Price”) of any Product manufactured hereunder by Cadista, which is affected by any such change, which price shall be the existing price increased by the amount of any incremental costs to be incurred by Cadista as a result of such change.  In the event that after negotiating in good faith the parties are unable to reach agreement on the New Price Documentation within thirty (30) calendar days of receipt of a detailed description of Cadista’s increased costs by Jubilant, Jubilant may terminate this Agreement in accordance with Section 7.2(e) below, if the new price (or if there is a negotiation, the last price proposed by Cadista, which must be less than or equal to the New Price) is not acceptable. If notice of termination of this Agreement is not sent by Jubilant within forty-five (45) after receipt of the proposed New Price Documentation, the New Price (or if there is a negotiation, the last price proposed by Cadista, which must be less than or equal to the New Price), shall become binding and effective on purchase orders placed after forty-five (45) calendar days after Jubilant’s receipt of Cadista’s proposed New Price Documentation.

(e)  Equipment.  If Cadista requires dedicated equipment to complete its duties hereunder, the cost of such dedicated equipment and its maintenance and installation shall be paid for by Jubilant and shall be the property of Jubilant.  At the termination of Agreement with respect to all affected Products for which said equipment was used, Jubilant will remove such equipment from Cadista’s premises, at Jubilant’s expense unless the parties agree otherwise in writing.

2.3  Forecasts; Excess Orders.

(a)           Jubilant shall annually provide a good faith annual forecast (“Forecast”) of the timing and pace of its expected specific orders for each Product broken down on a monthly basis. The first such Forecast shall be given upon execution of this Agreement and shall cover orders during the remainder of the 2011 calendar year, and subsequent Forecasts shall be delivered to Cadista on or before each November 1, with respect to the following calendar year. The estimates in each Forecast shall be good faith forecasts to assist Cadista in planning its production and shall be non-binding and without prejudice to Jubilant’s subsequent firm orders.

(b)           All purchases and sales between Jubilant and Cadista will be initiated by Jubilant’s issuance of written purchase orders sent via e-mail, airmail or facsimile (each a “PO”).  Each PO shall specify the date of delivery to Jubilant (the “Delivery Date”) which shall be no earlier than ninety (90) days after the date of such order (“Leadtime”), the delivery destination within the U.S. (the “Delivery Destination”) for the ordered Product, the transportation carrier to be used for delivery thereof, and the Delivery Date.  If any PO fails to indicate a particular transportation carrier to be used for delivery, Cadista shall have the right to select a transportation carrier.  Cadista is manufacturing the Product on a made to order basis and may deliver the Product to Jubilant on or before the Delivery Date.  Quantities of each SKU of the Products actually shipped by Cadista may vary from the quantities specified in any order by up to ten percent (10%), and shall still be deemed to be in compliance with such orders; provided, however, that Jubilant shall only be invoiced and required to pay for the quantities that Cadista actually ships to Jubilant which will be full case quantities; provided further that any deviation in the ordered quantities of the Products up to ten percent (10%) will at Jubilant’s election increase/decrease, as appropriate, the quantity of the Products specified in Jubilant's next order of the Products (without regard to forecasted quantities).

(c)           In the event that Jubilant shall in any period, submit purchase orders (“Excess Orders”) for a product in excess of one hundred twenty five percent (125%) of the most current Forecast for such period, Cadista shall use commercial reasonable efforts to fill such Excess Orders as promptly as practicable, but shall not be in breach hereof if notwithstanding such efforts, it shall be unable to fill such Excess Orders.

(d)           If Cadista becomes aware that despite using commercially reasonable efforts, it cannot supply at least ninety percent (90%) of any month's estimated purchase quantity of each Forecast, Cadista will inform Jubilant in writing as soon as possible of the specific purchase orders that Cadista cannot fulfill, but in no event later than ten (10) days from Cadista becoming aware of same and the reasons that Cadista cannot fulfill such orders and Jubilant will have the remedies set forth in Section 3.5 (if such failure to supply constitutes a Supply Interruption).

(e)           All Products ordered by Jubilant shall be in amounts consistent with the then-current minimum order sizes and minimum batch sizes, or multiplies thereof. Cadista shall not change the minimum batch size for any Product without providing prior notice to Jubilant.

(f)           In ordering and delivering Product, Cadista and Jubilant may use their respective standard forms, provided that nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

(g)           Cadista’s obligation to supply is conditioned on the timely receipt of Materials from Jubilant.

(h)           In the event any Materials are lost or wasted (beyond the yield threshold provided in section 3.10) during, before or after processing by Cadista due to the negligence of Cadista or due to Product failing to meet Product Specifications, Cadista shall reimburse Jubilant for such Materials in an amount equal to Jubilant’s cost for such Materials.  Notwithstanding the foregoing, if any failure of Product to meet Product Specifications is caused by Materials not meeting their specifications then the cost of the lost or wasted Materials shall be borne by Jubilant.  To the extent Cadista pays for Materials lost or wasted it will not be responsible for the cost of Materials in a replacement batch.

2.4           Facility and Records Maintenance; Audit.

(a) Cadista shall, at all times, maintain and operate the manufacturing facility or facilities at which the Products are manufactured (collectively, the "Facility"), and implement and maintain such quality control procedures, so as to be able to perform its obligations hereunder in compliance with all applicable laws, including, without limitation, cGMPs. Each party shall promptly notify the other upon receipt by it of any adverse notice from any governmental agency relating to the Products, employees, environmental conditions or the operation of the Facility.  Cadista shall maintain true and complete books and records of all data relating to the manufacture, supply and sale of Products. Such review shall not include any financial records of Cadista or its Affiliates. Such audits shall be performed during normal business hours as soon as can reasonably be arranged but in any case not later than thirty (30) days after written notice to Cadista.  Any of Jubilant’s representatives conducting any audit hereunder, at Cadista’s request, shall enter into an agreement with Cadista, its Affiliates or subcontractors with respect to confidentiality containing provisions substantially similar to those set forth in Section 8.  A Cadista representative shall accompany any of Jubilant’s representatives.  In all cases, Jubilant shall ensure that its representatives conduct each such audit so as to cause minimum interference to the normal operation of Cadista’s and its Affiliates' facilities.  In connection with any such audit, Jubilant and its representatives shall comply with those site procedures, instructions of Cadista’s representatives and instructions applicable to employees of Cadista of which Jubilant has been reasonably notified.  Cadista and its Affiliates shall cooperate with and provide reasonable assistance to Jubilant during such audit.  All audits shall be at Jubilant’s sole expense.  Visits by Jubilant’s representatives to Cadista and its Affiliates’ facilities may involve the transfer of confidential information and shall be subject to the terms of Section 8 hereof.  The results of such audits and inspections shall be considered confidential information under Section 8.

(b)           The parties, shall, at Jubilant’s request jointly appoint an independent audit firm, reasonably acceptable to Cadista to audit the books of account of Cadista in order to determine whether Cadista has properly taken into account its incremental costs under Section 2.2(d) and Manufacturing Costs of Cadista under Section 2.1.  The appointed audit firm may perform audits during regular business hours, not more than once in any calendar year and upon reasonable prior notice to Cadista.  Jubilant shall bear the audit fees unless such third party auditor determines that the amount actually paid by Jubilant, in the aggregate, exceeds the amounts to be paid by Jubilant hereunder by $10,000, in which case Cadista shall bear the audit fees. In addition the price for Products shall be adjusted consistent with the auditors’ determination.   The results of the audit shall be final and binding upon the parties. This Section 2.4(b) shall survive termination of this Agreement.

2.5           Third Party Contractors.  Jubilant and Cadista agree that Cadista shall have the right in connection with Cadista's supply obligations hereunder to contract with one or more Third Parties for the manufacture and supply of the Products to Jubilant, provided, however, that: (i) Jubilant must consent in writing (such consent not to be unreasonably withheld); (ii) Cadista shall cause each and every such Third Party to comply fully with the terms and conditions set forth in this Agreement with respect to the confidentiality, indemnity, manufacture and supply of such Products to Jubilant; (iii) Cadista shall remain fully responsible for the manufacture and supply of such Products to Jubilant; (iv) the use of such Third Party shall not increase the price of the Products to Jubilant; and (v) Cadista shall defend and hold harmless Jubilant from all acts and omissions on part of such Third Party.

2.6           Products ANDA.  Jubilant shall be responsible, at its own cost, for the maintenance of the Products ANDA.

3.           PACKAGING, DELIVERY AND ACCEPTANCE.

3.1           Delivery of Products.  Jubilant shall provide Cadista with appropriate instructions for each shipment of the Products designating the carrier, destination, method of transport and insurance requirements.  Cadista shall ship Products from its Facilities or the facilities of its Affiliates or permitted subcontractors, if any Ex-works such Facility freight prepaid (as defined in the Incoterms 2010 established by the International Chamber of Commerce), in accordance with Jubilant’s instructions set forth in each respective PO, transmitted to Cadista in accordance with the applicable provisions of this Agreement.  Jubilant shall specify a Delivery Destination within the U.S.  Cadista shall not be responsible for delays due to the actions or omissions of Jubilant’s designated carrier.  In the event Jubilant requests that Cadista store a Product for more than thirty (30) days then the parties will agree on the fee payable by Jubilant to Cadista for such storage.  Jubilant shall be responsible for all sales, use, excise and other taxes and duties imposed by any Governmental Authority that are applicable to the purchase or shipment of Product.  In the event Cadista pays any such taxes, or duties applicable to purchase or shipment of such Product, such amounts paid by Cadista shall be invoiced by Cadista to Jubilant and shall be paid by Jubilant in accordance with the terms of this Agreement.  Cadista shall be responsible for all taxes related to Cadista’s, its Affiliates’, or its subcontractors’ manufacture of a Product, including income, payroll, and business licensing (including privilege) taxes.

3.2           Acceptance and Rejection.  Jubilant shall be entitled to reject any shipment of Products that fails to conform to the Product Specifications or Packaging Specifications at the time of delivery to Jubilant.  Jubilant shall notify Cadista of such rejection within thirty (30) days after delivery of such Products shipment to Jubilant, and shall set forth in such notification the basis under this Agreement for such rejection, including any testing or inspection results, provided, however, that in the event any such non-conformity is latent or was not obvious and could not be readily discovered from a physical inspection of the Products shipment, Jubilant may give written notice to Cadista of its rejection of such shipment within thirty (30) days after Jubilant's discovery of such non-conformance.  Failure to so notify Cadista, or failure to identify the basis under this Agreement for rejection of any Product, shall constitute acceptance of such Product, except to the extent the Product fails to conform to the Product Specifications or Packaging Specifications as the case may be.  After such failure to notify, Jubilant shall be obligated to make payment for such Product in accordance with pricing provisions of this Agreement.  If the parties disagree as to whether any Product meets the Product Specifications or Packaging Specifications and the parties are unable to negotiate a commercially reasonable resolution, then samples and/or batch records, as appropriate, from the disputed shipment shall promptly be submitted for testing and evaluation to an independent Third Party as shall be agreed to in writing by both parties.  The determination of such Third Party as to whether the disputed Product shipment meets the Product Specifications or Packaging Specifications shall be final and binding.  The cost of the testing and evaluation by the independent third party shall be borne by the party whose position is found to be erroneous.

If, pursuant to this Section 3.2, any Products are found not to conform to the Product Specifications or Packaging Specifications, as a result of a cause occurring prior to placement thereof with the carrier (and not arising as a result of the Materials being defective or failing to meet their respective specifications), at Cadista’s option, Jubilant shall either (i) deliver such non-conforming Products to Cadista or (ii) destroy such non-conforming Products in accordance with applicable laws, rules and regulations.  Cadista shall reimburse Jubilant for all reasonable costs and expenses in connection such delivery or destruction, and, at Cadista’s option and as Jubilant’s exclusive remedy, Cadista shall either: (i) credit Jubilant for the amount paid or payable by Jubilant to Cadista for such rejected Product shipment (and reimburse Jubilant for the Material of such rejected batch at Jubilant’s cost for such Materials), or (ii) replace such rejected Product shipment (with Cadista paying Jubilant for all Materials or such replacement shipment in an amount equal to Jubilant’s  cost), at no additional cost to Jubilant, as promptly as reasonably practicable, but in no event later than forty-five (45) days from receipt of notice of non-conformity of such shipment from Jubilant.

Jubilant shall notify Cadista in writing of any claim relating to quantitative deficiencies in any shipment of Product that Jubilant considers to have been caused prior to shipment hereunder within thirty (30) days following receipt of any such shipment.  Any claim for a quantitative deficiency which is not made within such thirty (30) days shall be deemed to have been waived by Jubilant and Jubilant shall be obligated to make payment for such Product in accordance with Section 5 of this Agreement.  In the event Jubilant determines there is a quantitative deficiency from the applicable shipping documentation, the parties shall investigate such deficiency and, if the parties agree that such deficiency occurred prior to shipment, Cadista shall, at Jubilant’s option and as Jubilant’s exclusive remedy for such quantitative deficiency, (a) credit Jubilant for the amount paid by Jubilant to Cadista in excess of the aggregate price for actual quantities shipped; or (b) subject to Cadista having Product on hand at the time of request by Jubilant, rectify any such deficiency by promptly shipping the appropriate quantities of any relevant Product to Jubilant, but in no event later than fifteen (15) calendar days following the occurrence of such a deficiency, in which case Jubilant shall be obligated to pay for any such quantities pursuant to Section 5 of this Agreement.

3.3           Product Recall. (a) In the event of any recall of the Products arising out of, relating to, or occurring as a result of, any act or omission by, Cadista (but specifically excluding the use of defective Materials supplied by or for Jubilant):

(A)  upon substantiation, at the election of Jubilant, either:

(i)           replace the amount of Products recalled (with Jubilant supplying all Materials to Cadista at Jubilant’s cost therefor); or

(ii)           give credit to Jubilant against outstanding receivables due from Jubilant and future purchases of the Products (or refund ,at Jubilant’s option ) in an amount equal to the amount paid by Jubilant for the Products (plus Jubilant’s cost of Materials included in such Products)   so recalled or seized; and

(B)  indemnify and save Jubilant harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall.

(b)             In the event of any recall or seizure of the Products arising out of, relating to or occurring as a result of any act or omission of Jubilant or defective Materials, Jubilant shall remain responsible to Cadista for the purchase price of the recalled Products, shall be solely responsible for any transportation costs, import duties, if any, taxes, insurance, handling and other costs incurred by Jubilant in respect of such recalled or seized Products, and reimburse Cadista for all transportation costs, if any, taxes, insurance, handling and out-of-pocket costs, if any, incurred by Cadista in respect of such recalled or seized Products, shall promptly reimburse Cadista for all Third Party costs and expenses incurred by Cadista  in connection with such Recall, and shall indemnify and save Cadista harmless from and against any and all damages to or claims by Third Parties associated with or resulting from any such Recall.

(c)             For purposes of this Section 3.3, "recall" shall mean (i) any action by Cadista and/or Jubilant to recover title to or possession of the Products sold or shipped and/or (ii) any decision by Jubilant not to sell or ship the Products to Third Parties which would have been subject to recall if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances.

(d)             Each party shall keep the other fully informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Products, or which might result in liability issues or otherwise necessitate action on the party of either party, or which might result in recall or seizure of the Products.

(e)             Prior to any reimbursement pursuant to this Section 3.3 the party claiming reimbursement shall provide the other with reasonably acceptable documentation of all reimbursable costs and expenses.

(f)             Jubilant shall maintain records of all sales of each Product sufficient to administer adequately a Recall for a period of three (3) years after the termination or assignment of this Agreement (or the period ending with the last expiration date of a Product sold by Jubilant, if that is a longer period).  At Jubilant’s request, Cadista shall provide Jubilant with information and records concerning the Products in Cadista’s possession or control as the manufacturer of such Products which are reasonably necessary to implement the Recall.

(g)             This Section 3.3 shall survive the termination of this Agreement and shall continue for the shelf life of the Product affected hereunder.

3.4           Maintenance of Products.  Jubilant shall store and maintain the Products in compliance with the Product Specifications.

3.5           Interruption of Supply.  Notwithstanding Section 11.2, if: (i) Cadista is unable to supply the Products to Jubilant in accordance with Cadista's obligations under this Agreement for sixty (60) days or more; or (ii) Cadista fails to deliver a shipment of Products within thirty (30) days of the Delivery Date due to Cadista’s actions or omissions at least once during a calendar quarter for three (3) consecutive quarters (each a "Supply Interruption"), and Cadista does not provide Jubilant with assurance of Cadista’s ability to perform such obligations to Jubilant's reasonable satisfaction, then as Jubilant’s sole remedy  Jubilant may immediately terminate this Agreement with respect to such Product or in its entirety, within 180 days of such event,  upon  thirty (30) days' notice in accordance with Section 7.2(c) hereof.   In the case of a Supply Interruption, then Cadista will return any Service Level Charges (as defined in the Distribution Agreement) relating to the Product for which a Supply Interruption occurs, paid to it by Jubilant under the Marketing and Distribution Agreement) between the parties hereto dated the date hereof, arising from such Supply Interruption  (the “Distribution Agreement”).

3.6           Correspondence with Governmental Authority.  The parties shall as soon as reasonably practicable (and in any event, within six (6) business days of the date of receipt of notice) notify the other party in writing of, and shall provide the other party with copies of, any correspondence and other documentation received or prepared in connection with any of the following events:  (i) receipt of a regulatory letter, warning, or similar item, from the FDA or any other Governmental Authority in connection with any Product, and (ii) any regulatory comments relating to any Product requiring a response or action by the other party; provided, however, that the parties’ obligations under this Section shall continue only during such time as Cadista is manufacturing the given Product for Jubilant in accordance with this Agreement.

3.7	Complaints.

(a)  Jubilant shall maintain complaint files for Products in accordance with Good Manufacturing Practices and Jubilant’s standard policy. Cadista shall promptly provide to Jubilant copies of any complaints received by Cadista or its Affiliates with respect to Products and, in connection with such complaints, shall promptly report to Jubilant any findings identified in the Manufacturing Process or distribution that could reasonably be expected to affect the safety or efficacy of the Products throughout their respective shelf lives. Jubilant shall promptly provide Cadista with copies of any complaints received by Customer with respect to Products. All Product re-testing conducted by Cadista shall be at Jubilant's sole cost and expense, such re-testing amounts are to be no greater than the costs and expenses incurred by Cadista in similar tests conducted by Cadista in the ordinary course of business; provided, however, if it is determined that the Product that was the subject of such testing is not in compliance with the Product Specifications, then such re-testing shall be at Cadista's sole cost and expense. Jubilant shall have responsibility for responding to all complaints in the Territory and for promptly providing Cadista with a copy of any responses to complaints, relating to Product. Jubilant shall have responsibility for reporting any complaints relating to Product to the FDA and any other Governmental Authority, including, but not limited to, complaints relating to the manufacture of Product as well as adverse drug experience reports.

(b)  Section 3.7 shall survive the termination of this Agreement for the three years after shelf life of the Products affected or until the destruction of such affected Products.

3.8           Additional Covenants of Jubilant.  Jubilant shall (i) not give any purchaser of Products any guarantee or warranty on behalf of Cadista, (ii) not represent itself as an agent of Cadista for any purpose, (iii) follow up and investigate customer and tampering complaints related to the Products, in the Territory, and keep Cadista reasonably informed, as appropriate, as to the nature, status and resolution of such complaints on a timely and regular basis and provide reasonably sufficient information to Cadista to investigate such complaints, and (iv) upon receipt by Jubilant or its designee of any Product, handle, use and store pending sale such Product in compliance with Good Manufacturing Practices, applicable laws, rules, and regulations, and the Product Specifications.

3.9           Obtaining Approvals.  Jubilant shall be responsible for obtaining all Regulatory Approvals that are required in relation to the manufacture (other than general permits for the Facility), distribution and sale of the Products, including, without limitation, the Products ANDA.  Cadista shall be responsible to obtain all Regulatory Approvals related generally to the Facility.

3.10           Yield.  In the event the number of units (i.e. tablets or capsules) in batches of a Product is consistently less than 75% of the number of units that could reasonably be expected to be produced using the Materials used to make the batches, the parties shall meet to discuss improvements to the manufacturing process and which party should bear the cost for the lower yield on a going-forward basis.

4.           PRODUCT TESTING; INDEMNIFICATION; INSURANCE.

4.1           Product Testing.  Cadista shall conduct, or cause to be conducted, all physical parameters and in-process testing with respect to each batch of Products to be supplied pursuant hereto prior to delivery thereof to Jubilant.  Cadista shall retain or cause to be retained a sample of each batch tested for at least the shelf life of such batch plus one (1) year, or such longer period as may be required by cGMPs. Cadista will administer the stability program as outlined in the approved Products ANDA.  To the extent requested by Jubilant or as required by applicable law, each shipment of Product by Cadista will be accompanied by a Certificate of Analysis.  Cadista acknowledges that Jubilant has requested that each shipment of Product be accompanied by a Certificate of Analysis.

4.2           Indemnification by Jubilant.  Jubilant shall indemnify, defend and hold harmless Cadista, its Affiliates ,and their respective employees, officers, directors and agents from and against any and all liabilities, losses, claims, demands, assessments, fines, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and all costs of defense) (collectively, "Liabilities") arising out of, relating to, or incidental to (a) the handling, storage, transportation, use, distribution, promotion, marketing and sale of the Products, in each case  by Jubilant or its Affiliates pursuant to this Agreement in the Territory, except for any Liabilities for which Cadista has agreed to indemnify Jubilant pursuant to and subject to the limitations set forth herein; (b) the material breach or inaccuracy of any representations or warranties made by, or covenants of Jubilant in this Agreement; (c) the infringement or misappropriation of any copyright or trademark arising out of the marketing and/or sale of the Products in or out of the Territory by Jubilant during the term of this Agreement;  (d) the infringement or misappropriation of any patent, trade secret or other proprietary right arising out of or relating to the manufacture or composition of  the Products or Materials;  (e) the gross negligence or willful misconduct of Jubilant or its Affiliates any of their respective agents, directors, officers or employees; and (f) failure of any Material to meet its specifications.

4.3           Indemnification by Cadista. Cadista shall indemnify, defend and hold harmless Jubilant, its Affiliates ,and their respective employees, officers, directors and agents  from and against all Liabilities arising out of, relating to, or incidental to (a) the failure of the Products upon delivery to meet the Product Specifications or for Product warranties contained herein; (b) the material breach or inaccuracy of any representations or warranties made by, or covenants of, Cadista in this Agreement; and (c) the gross negligence or willful misconduct of Cadista or its Affiliates, or their respective agents, directors, officers or employees.

4.4           In no event shall either party be liable to the other for cover, incidental, special, consequential or punitive damages, including any claim for damages based on lost revenues or profits, however caused or on any theory of liability..

Cadista shall not be liable for Product defects that have been caused by defective Materials (including, without limitation, Materials that fail to meet their specifications) abnormal or incorrect conditions of use, storage pending use, accident, misuse or negligence by Jubilant, its employees, servants and agents or by Jubilant’s designated carrier after any Product leaves a  Facility.

EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, AND COVENANTS UNDER THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

IN NO EVENT WILL CADISTA’S LIABILITY TO JUBILANT FOR DAMAGES OR THIRD PARTY INDEMNIFICATION OR FOR MATTERS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEED $500,000 IN THE AGGREGATE DURING OR AFTER THE TERM.

4.5           Procedure for Indemnification.

4.5.1             Notice   Promptly after becoming aware of same, the Indemnified Party shall notify the Indemnifying Party of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. For a period that shall not exceed fifteen (15) business days following any such notification, as provided herein, the Indemnified Party and Indemnifying Party shall investigate and discuss in good faith whether such claim is subject to indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder.  The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

4.5.2           Cooperation.  The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such claim, suit or proceeding and may be represented, at the Indemnified Party's expense, by counsel of its choice.  Any settlement or compromise of such claim, suit or proceeding that seeks to impose any material obligation upon the Indemnified Party, or limit any of the material rights of the Indemnified Party under this Agreement, shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

4.6           Insurance.  Each party shall maintain in effect at all times during the Term of this Agreement insurance with a carrier with an A.M. Best rating of A-XII or better.  Such insurance shall include, without limitation, worker's compensation in statutory amounts, and employers' liability insurance, comprehensive general liability insurance (including products liability) and automobile insurance in amounts not less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate. Each party shall designate the other and its Affiliates as "additional insureds" on such insurance policies.  Upon a party’s reasonable request, the other party hereto shall provide the requesting party with copies of all applicable endorsements and certificates of insurance, evidencing such coverage and stating that the other party is named as an additional insured, which shall also state that the additional insured shall be provided a minimum of thirty (30) calendar days prior written notice of any proposed cancellation, or expiration without renewal, and five (5) business days prior written notice of any proposed change in carriers or material terms of coverage.

5.           PRICE AND PAYMENT TERMS.

5.1           Price.  Jubilant shall purchase from Cadista all Products which are accepted pursuant to Sections 2.3 and 3.2 above at the prices set forth on Exhibit A, as such prices may be adjusted by the Parties from time as provided herein.

5.2           Invoicing.  Upon completion of manufacturing of the Products and the Products are ready for shipping Cadista shall submit invoices to Jubilant which provide for the payment of the Price.  Jubilant shall pay each invoice in full within sixty (60) days after the date of invoice.  All payments shall be made in U.S. Dollars.  In the event that payment is not received by Cadista on or before the due date, the unpaid portion of such payment shall accrue interest at a rate of one percent (1%) per month compounded monthly (12.68% per annum) until such unpaid portion is paid to Cadista in full.

6.           REPRESENTATIONS; WARRANTIES; AND COVENANTS  .

6.1           By Cadista.  Cadista hereby represents, warrants, and covenants to Jubilant as follows:

(a)           Cadista is a corporation duly organized and validly existing under the laws of the State of Delaware;

(b)           Cadista has the requisite authority to execute and deliver this Agreement and to perform its obligations hereunder, without limitation, in manufacturing and supplying the Products to Jubilant hereunder in accordance with the terms of this Agreement;

(c)           The execution and performance of Cadista's obligations hereunder are not and will not be in violation of or in conflict with any material obligation it may have to any Third Party;

(d)           Cadista is not debarred and Cadista does not and will not use in any capacity the services of any person debarred under Subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992;

(e)           To the best of Cadista's knowledge and belief, there are no investigations, adverse Third Party allegations or actions, or claims against Cadista, including any pending or threatened action against Cadista, in any court or by or before any governmental body or agency, with respect to the Products, the manufacture of the Products at the Facility or its obligations set forth herein which may adversely affect Cadista's ability to perform its obligations under this Agreement;

(f)           Cadista currently possesses and shall, at its own cost, maintain all necessary licenses, permits, registrations, or approvals required by the FDA with respect to the Facility;

(g)           The Products delivered to Jubilant under this Agreement (i) shall meet the Product Specifications in effect as of the date that title to such Products passes to Jubilant; (ii) shall be approved by the FDA and satisfy all regulations and laws applicable to the manufacture, packaging, storage and shipment of such Products, (iii) shall not be adulterated or misbranded pursuant to Sections 501 and 502 of the FD&C Act (21 U.S.C.A. §§ 351 & 352); (iv) shall not be an article that may not be introduced into interstate commerce consistent with the intended use for such Products pursuant to the FD&C Act or any other applicable laws; and (v) shall conform with the applicable expiration dating of such Products; and

(h)           The Products delivered to Jubilant pursuant to this Agreement, at the time of delivery, shall be free and clear of all liens, security interests or other encumbrances.

6.2           By Jubilant.  Jubilant represents, warrants, and covenants to Cadista as follows:

(a)           Jubilant is a corporation duly organized and in good standing under the laws of India;

(b)           Jubilant has the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)           The execution and performance of Jubilant's obligations hereunder are not and will not be in violation of or in conflict with any material obligations it may have to any Third Party;

(d)           The manufacture, sale or use of the Products according to the Product Specifications under this Agreement will not infringe any patent right of or other government grant of intellectual property to any Third Party, or otherwise violate any applicable laws;

 (e)           The Materials (i) shall meet their respective specifications in effect as of the date that they are delivered to Cadista, (ii) shall be approved by the FDA and satisfy all regulations and laws applicable to the manufacture, packaging, storage and shipment of such Products,  (iii) shall not be adulterated or misbranded pursuant to Sections 501 and 502 of the FD&C Act (21 U.S.C.A. §§ 351 & 352), (iv) shall not be an article that may not be introduced into interstate commerce consistent with the intended use for such Materials pursuant to the FD&C Act or any other applicable laws, and (v) shall conform with the applicable expiration dating of such Materials;

(f)           To the best of Jubilant's knowledge and belief, there are no investigations, adverse Third Party allegations or actions, or claims against Jubilant, including any pending or threatened action against Jubilant, in any court or by or before any governmental body or agency, with respect to the Materials, the Products, or the manufacture of the Products which may adversely affect Jubilant’s or Cadista's ability to perform its obligations under this Agreement;

(g)           Jubilant is not debarred and Jubilant has not and will not use in any capacity the services of any person debarred under Subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992;

(h) Jubilant shall maintain all necessary permits (other than those relating to the Facility generally), relating to the Products to enable Cadista to manufacture the Product, including without limitation, the Products ANDA,  and Jubilant is in compliance in all material respects with such licenses, permits, registrations and approvals; and

(i) Jubilant will not sell or allow the Products to be sold outside the Territory.

7.           TERM AND TERMINATION.

7.1           Term. The term of this Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Section 7.2 hereof, shall continue in full force and effect for a period of five (5) years, provided, however, that the term of this Agreement may be extended by mutual written agreement of the parties.

7.2           Termination.  Prior to the expiration of the Term, this Agreement may be terminated:

(a)           in its entirety or with respect to any Product, immediately upon the mutual written consent of Jubilant and Cadista;

(b)           in its entirety or with respect to the affected Product, by either Jubilant or Cadista, upon thirty (30) calendar days prior written notice if the other party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) calendar days following receipt of written notice from a non-breaching party specifying the breach to be cured;

(c)           in its entirety or with respect to the affected Product, by Jubilant upon thirty (30) days' written notice if any of the conditions set forth in Section 3.5 occur, within 180 days of its occurrence;

(d)           in its entirety or with respect to any Product, by Jubilant  or Cadista pursuant to Section 2.1 upon written notice to the other party in which case the Agreement shall terminate with respect to such Product eighteen (18) months after provision of such notice and during such eighteen (18) month period Cadista may not increase the price of the Products;

(e)           in its entirety or with respect to any Product, by Jubilant  pursuant to Section 2.2(d), in which case the Agreement shall terminate 180 days after Jubilant provides notice to Cadista, and during such 180 day period Cadista may not increase the price of the Products; and

(f)           in its entirety or with respect to any Product, in the event either party ceases conducting business in a normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any case under the Bankruptcy Code, 11 USC 101 et seq. (“Bankruptcy Code”) or any other statute of any state or country relating to insolvency or the protection of creditor rights, the other party shall have a right to terminate this Agreement, provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents thereto or such proceeding is not dismissed within ninety (90) days after the filing thereof.  The parties agree that each party may fully exercise all of its rights and elections under the Bankruptcy Code.

7.3           Post-Termination.  Termination of this Agreement shall not affect any payment obligations or other liabilities which have accrued as of the date of such termination, including, without limitation, any damages or liabilities resulting from a party's breach of its obligations under this Agreement.   Upon expiration or termination of this Agreement, whichever is sooner, Cadista shall manufacture and ship to Jubilant and Jubilant shall purchase in accordance with the provisions hereof all amounts of the Products ordered pursuant to POs which have been accepted by Cadista prior to the date of termination.  If this Agreement is terminated by Jubilant or Cadista for any reason Jubilant will reimburse Cadista for any Materials purchased for by Cadista in reliance on POs or the Forecasts, against delivery of same (at the expense of Jubilant) to Jubilant.

8.           CONFIDENTIALITY OBLIGATIONS.

8.1           General.  In order to enable the parties to perform their respective obligations under this Agreement (the “Business Purpose”), each party or its affiliates, parent companies, subsidiaries, divisions or related companies (the “Disclosing Party”) may disclose to the other party or its affiliates, parent companies, subsidiaries, divisions or related companies (the “Receiving Party”) certain confidential information of such party.

8.2           Information Covered.  These confidentiality obligations will apply to all information disclosed by the Disclosing Party (or on the Disclosing Party’s behalf) to the Receiving Party, whether directly or indirectly, in writing, orally, electronically or by drawings or inspection of equipment, products, facilities, software or other property of the Disclosing Party, including, but not limited to, (a) any information, regardless of form, proprietary to or maintained in confidence by the Disclosing Party, including, without limitation, any information, patents, patent applications, technical data or know-how relating to products, formulations, manufacturing, discoveries, ideas, inventions, concepts, software, equipment, designs, drawings, specifications, techniques, processes, systems, models, data, source code, object code, documentation, diagrams, flow charts, research, development, business plans or opportunities, business strategies, marketing plans or opportunities, marketing strategies, future projects or products, projects or products under consideration, procedures, sales data, and information related to finances, costs, prices, suppliers, vendors, licensors, licensees, business partners, customers, consumers and employees; and (b) any other information marked as confidential or, if not disclosed in writing, identified as confidential at the time of disclosure and summarized in a written document that is marked confidential and delivered within thirty (30) days after the disclosure date (“Confidential Information”).

8.3           Obligations.  The parties agree that (a) the Receiving Party will treat all Confidential Information with the same degree of care as the Receiving Party accords to its own confidential information, but in no case less than reasonable care; (b) the Receiving Party will not use, disseminate, or in any way disclose any Confidential Information, except to its personnel or authorized representatives to the extent necessary for the Business Purpose, and for any other purpose the Disclosing Party may hereafter authorize, provided that all such persons shall have agreed in writing to be bound by terms and conditions substantially similar to, and no less restrictive with respect to limitations on use and disclosure than, those of this Agreement; and (c) the Receiving Party will deliver to the Disclosing Party, in accordance with any request from the Disclosing Party, all tangible embodiments of the Confidential Information including copies, notes, packages, pictures, diagrams, computer memory media, and all other materials reflecting or containing Confidential Information.

8.4           Information Not Covered. The Receiving Party will have no obligation with respect to any portion of the Disclosing Party’s Confidential Information that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (b) was acquired by the Receiving Party before receiving such information from the Disclosing Party and without restriction as to use or disclosure; (c) is hereafter rightfully furnished to the Receiving Party by a third party, without restriction as to use or disclosure; (d) is information which the Receiving Party can document was independently developed by it or on its behalf without reference to the Disclosing Party’s Confidential Information received hereunder; or (e) is disclosed with the prior written consent of the Disclosing Party.  The Receiving Party may disclose the Confidential Information pursuant to the requirements of a governmental agency or operation of law, provided that it gives the Disclosing Party reasonable advance notice sufficient to contest such requirement of disclosure, takes all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, and cooperates with the Disclosing Party, at the Disclosing Party’s cost, if the Disclosing Party wishes to seek a protective order

8.5           Injunctive Relief.  The Receiving Party acknowledges that the unauthorized disclosure or use of the Disclosing Party’s Confidential Information by the Receiving Party may cause irreparable harm and significant injury to the Disclosing Party, the degree of which may be difficult to ascertain.  Accordingly, the Receiving Party agrees that the Disclosing Party will have the right to seek an immediate injunction enjoining any breach of this Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

8.6           Survival.  Each party’s duty to protect the Confidential Information disclosed under this Agreement shall survive termination of this Agreement for five (5) years.

9.           DISPUTE RESOLUTION.  The executive officers in charge of manufacturing for each of Jubilant and Cadista shall meet as often as necessary to review the performance of the parties under this Agreement and to resolve any disputes.

10.           RELATIONSHIP OF THE PARTIES.   Cadista shall at all times be deemed to be an independent contractor, solely responsible for the manner by and the form in which it performs this Agreement.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or any other type of relationship between Cadista and Jubilant, other than that of buyer and seller of goods and licensor and licensee of a license.  Neither party shall have the authority to represent itself as having the authority to bind or obligate the other party in any manner whatsoever.

11.           MISCELLANEOUS.

11.1         Binding Nature and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither party shall, without the prior written consent (not to be unreasonably withheld or delayed) of the other party having been obtained, assign or transfer this Agreement to any person; provided, however, that (a) Cadista may subcontract its manufacturing and supply obligations, subject to the limitations contained in Section 2.5; (b) each party may assign or transfer this Agreement to any Affiliate or to any successor by merger of such party of its pharmaceutical business or upon a sale of substantially all of a party's assets or the assets of its pharmaceutical business, without the prior written consent of the other party hereto; and (c) in the case of an assignment to an Affiliate of a party, the Affiliate shall in writing assume all the rights and obligations of the transferor under this Agreement.  No permitted assignment of this Agreement or any rights hereunder shall relieve the assigning party of any of its obligations hereunder.

11.2         Force Majeure.  Neither party shall be liable to the other on account of any failure to perform or on account of any delay in performance of any obligation under this Agreement, other than for the payment of money, if and to the extent that such failure or delay shall be due to a cause beyond the control of the relevant party and which, by the exercise of reasonable diligence and care, such party could not reasonably have been expected to avoid, including but not limited to any acts of God, acts of the public enemy, insurrections, riots, embargoes, political upheavals, actions or decrees of governmental bodies, communications failures, work stoppage, natural disaster, fires, explosions, floods, or energy shortages (a “Force Majeure Event”).  The party directly affected shall promptly notify in writing the other party of the specific causes beyond the control of that party and the probable duration of the delay and be excused from such performance of such obligation to the extent that it is necessarily prevented, hindered or delayed thereby during the continuance of any such happening or event.  This Agreement, in so far as it relates to such obligation, shall be deemed suspended so long as and to the extent that such obligation is affected by a Force Majeure Event.  The party directly affected shall use efforts to eliminate or circumvent the Force Majeure Event.

11.3        Governing Law.  This Agreement shall be governed, construed and enforced exclusively in accordance with the laws of the State of New York applicable therein without regard to the applicable principles of conflicts of laws that might otherwise govern.

11.4         Notices. Any written notice required or permitted to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered:  (a) upon delivery if delivered in person; (b) three (3) business days after deposit in United States registered or certified mail, return receipt requested, postage prepaid; (c) upon transmission if sent via facsimile, (confirmed by a telephone conversation with the recipient); (d) one (1) business day after deposit with a nationally recognized overnight courier; in each case addressed to the following addresses in accordance with this Section 11.4:

If to Jubilant:

Jubilant Life Sciences Ltd.
Plot No 1-A, Institutional Area,
Sector 16/A Noida 201 301,
Uttar Pradesh, India Attn: President

If to Cadista:

Jubilant Cadista Pharmaceutical Inc.
207 Kiley Drive
Salisbury, Maryland   21801
Attn: President

or to such other address as may be specified by either party hereto upon notice given to the other.

11.5         Entire Agreement; Modifications.  This Agreement, together with all of the Exhibits thereto, sets forth the entire, final, and exclusive agreement between the parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties.  This Agreement may be modified only pursuant to a writing executed by authorized representatives of Cadista and Jubilant. This Agreement does not supersede any other agreement between the parties with respect to Products not supplied pursuant to this Agreement

11.6         Injunctive Relief.  Each party acknowledges that breach of this Agreement may cause irreparable harm and significant injury to the other party, the degree of which may be difficult to ascertain.  Accordingly, each party will have the right to seek an immediate injunction enjoining any breach of this Agreement, without the posting of a bond, as well as, subject to the provisions of this Agreement, the right to pursue any and all other rights and remedies available at law or in equity for such a breach.

11.7         Facsimile Execution.  This Agreement may be executed in facsimile counterparts each of which is hereby agreed to have a legal binding effect of an original signature.  The parties hereto agree to forward the original signatures by overnight mail to the other party upon execution.

11.8         Headings.  The headings and subheadings used in this Agreement are only used for convenience of reference, and are not to be considered in construing this Agreement.

11.9         Waiver.  The failure of any party to enforce, at any time, any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor to affect, in any way, the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every provision.  Any waiver of a breach under this Agreement shall be in writing and signed by the waiving party and shall not constitute a waiver of any prior, concurrent or subsequent breaches of this Agreement.

11.10       Survival.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 2.2, 2.4, 3.3, 3.7, 4, 5.2, 6, 7.3, 8, 9 and 11 shall survive the termination or expiration of this Agreement.

11.11       Severability. The provisions of this Agreement are severable.  If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, such provision shall be carried out and enforced only to the extent to which it shall be valid and enforceable, and any such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein.  In the event a part or provision of the Agreement held invalid or unenforceable or in conflict with the law affecting consideration to either party, the parties agree to negotiate in good faith the amendment of such part or provision in a manner consistent with the intention of the parties as expressed in this Agreement.

11.12       Business Days.  If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a business day, then such payment or action shall be made or taken on the next business day.

11.13       Expenses.  All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the Effective Date by their duly authorized representatives.

JUBILANT CADISTA PHARMACEUTICALS INC.

By:	/s/ Kamal Mandan
Name: Kamal Mandan
Title: Chief Financial Officer

JUBILANT LIFE SCIENCES LTD.

By:	/s/ Neeraj Agrawal
Name: Neeraj Agrawal
Title: CEO Generics

EXHIBIT A

Products, Price and Minimum Order Sizes

Product	Minimum Order Size	Batch Size	Price per Unit
Lamotrgine Chewable Tablets 5 mg Lamotrigine Chewable Tablets 25mg	1 batch 1 batch	[***] [***]	[***] [***]

Any amendments to this Exhibit A shall be evidenced by the Parties executing below:

JUBILANT CADISTA	JUBILANT LIFE SCIENCES LTD.
PHARMACEUTICALS INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

EXHIBIT B

Product Specifications

See Attached

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 1 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 25 mg
Product Code: 312		Test Method: FP-034C
Revision No.: 3	Supersedes: FP-034B	Effective Date: AUG 27 2010
Prepared By / Date: [***]	Approved By / Date: [***]	Approved By / Date: [***]
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Description	[***]
Identification A	[***]
Identification B	[***]
Loss on Drying	[***]
Disintegration Time	[***]
Dissolution	[***]	Mean: Range: RSD:

Checked By / Date: ___________________	Approved By / Date:______________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 2 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 25 mg
Product Code: 312		Test Method: FP-034C
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Uniformity of Dosage Units (Content Uniformity)	[***]	AV: Mean: Range:
Related Substances	[***]
Assay	[***]
Residual Solvents	[***]
Uniformity of Dispersion	[***]
Friability	[***]

Remarks:  Approved: ______________ / Not Approved: ______________

Checked By / Date: ___________________	Approved By / Date:______________

Comments (if any): _______________________________________________________________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 1 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 5 mg
Product Code: 311		Test Method: FP-034C
Revision No.: 3	Supersedes: FP-034B	Effective Date: AUG 27 2010
Prepared By / Date: [***]	Approved By / Date: [***]	Approved By / Date: [***]
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Description	[***]
Identification A	[***]
Identification B	[***]
Loss on Drying	[***]
Disintegration Time	[***]
Dissolution	[***]	Mean: Range: RSD:

Checked By / Date: ___________________	Approved By / Date:______________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

Cadista Pharmaceuticals Inc.	Page 2 of 2

FINISHED PRODUCT ANALYSIS REPORT
Product:	LAMOTRIGINE TABLETS (CHEWABLE, DISPERSIBLE), 5 mg
Product Code: 311		Test Method: FP-034C
Batch No:	Date Received:	Log No:
Test	Specification	Results	LNB	Test By
Uniformity of Dosage Units (Content Uniformity)	[***]	AV: Mean: Range:
Related Substances	[***]
Assay	[***]
Residual Solvents	[***]
Uniformity of Dispersion	[***]
Friability	[***]

Remarks:  Approved: ______________ / Not Approved: ______________

Checked By / Date: ___________________	Approved By / Date:______________

Comments (if any): _______________________________________________________________

FP Specification Form: V 1.3	08/10

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

EXHIBIT C
FORM OF AMENDMENT TO ADD PRODUCT

The undersigned hereby agree to amend the Toll Manufacturing Conversion Agreement dated as of May ___, 2011 by adding the following Product and other information  to the table in Exhibit A thereto as of  ________ (the “Amendment Date”)and appending the attached specification in Schedule 1 to Exhibit B.

Product	Minimum Order Size	Batch Size	Price per Unit

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the Amendment Date by their duly authorized representatives.

JUBILANT CADISTA PHARMACEUTICALS INC.

By:
Name:
Title:

JUBILANT LIFE SCIENCES LTD.

By:
Name:
Title:

Schedule 1 to Amendment
To Be Attached to Exhibit B

[***Confidential treatment requested pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

[Specifications]